UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): April 7, 2022

ADT Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Yamato Road Boca Raton, Florida 33431
(Address of principal executive offices)

(561) 988-3600
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Board of Directors; Chief Accounting Officer Departures.

Mr. Andrew D. Africk will retire from his position as a member of the Board of Directors (the “Board”) of ADT Inc. (the “Company”) effective immediately upon the completion of the Company’s 2022 Annual Meeting of Stockholders which will be held on May 25, 2022 (the “Annual Meeting”). Mr. Africk currently serves as a Class II director with a term expiring at the Annual Meeting. The Company will reduce the size of the Board to eleven at that time.

Mr. David Ryan served as a Class I director on the Board with a term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Pursuant to the terms of a Stockholders Agreement among the Company, Prime Security Services TopCo Parent, L.P., and the investor set forth therein (the “Co-Investor”), Mr. Ryan has served on the Board as the designee (the “Designee”) of an affiliate of the Co-Investor. Mr. Ryan’s tenure as the Designee has ended, and he no longer serves on the Board effective April 7, 2022.

On January 10, 2022, the Company announced that in connection with the promotion of Mr. Zachary Susil, the Company’s Controller and Chief Accounting Officer, to the additional role of Senior Vice President and Chief Financial Officer, ADT Solar, the Company would undertake a candidate search for a successor to his responsibilities as Controller and Chief Accounting Officer. On April 7, 2022, the Company named a successor to Mr. Susil’s Controller and Chief Accounting Officer role effective immediately.

(c) Appointment of Chief Accounting Officer.

On April 7, 2022, the Company appointed Mr. Steven Burzo, age 39, to serve as its Vice President, Chief Accounting Officer and Controller, effective immediately. Mr. Burzo has served in roles of increasing responsibility with the Company since 2014, including his most recent role as Assistant Controller since June 2018. Prior to serving as Assistant Controller, Mr. Burzo served in various other accounting roles, including: Director of External Reporting from June 2017 to June 2018; Senior Manager, External Reporting from June 2016 to June 2017; Manager, External Reporting from October 2015 to June 2016; and Manager of Technical Accounting from June 2014 to October 2015. Prior to joining the Company, Mr. Burzo held financial reporting positions at AMC Networks Inc. from 2011 to 2014 and Pall Corporation from 2009 to 2011. Prior to Pall Corporation, Mr. Burzo worked at KPMG LLP in various audit related roles from 2004 to 2009. Mr. Burzo is a Certified Public Accountant in the State of New York and received his degree in accounting from Molloy College.

In his new role, Mr. Burzo will be party to an Indemnification Agreement with the Company and will receive a base salary of $250,000, with a target incentive of 50% of base salary, and an annual long term target incentive of $225,000, together with a one-time sign-on equity grant of restricted stock units in the amount of $85,000. During 2021, Mr. Burzo’s base salary was $203,000, which was increased to $212,000 on March 27, 2022, and he received bonus compensation for 2021 in the amount of $93,700, which was paid in 2022. In addition, he received an annual equity grant of restricted stock units in March 2021 having a fair market value of $125,000, and an annual equity grant of restricted stock units in March 2022 having a fair market value of $140,000.

There have been no other transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Burzo or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

(d) Appointment to Board of Directors.

On April 7, 2022, the Board appointed Mr. Benjamin Honig, age 33, as a member of the Board to serve as a Class I director with a term expiring at the 2024 Annual Meeting. Mr. Honig is serving as the Designee, effective immediately upon the departure of Mr. Ryan from the Board, and was designated by an affiliate of Temasek International (USA) LLC (“Temasek”). Mr. Honig has worked at Temasek, a global investment company, since 2013, investing in technology, media, healthcare and business services companies.

Mr. Honig will not receive compensation for his service on the Board and will be party to the Company’s Indemnification Agreement with its directors and executive officers. Mr. Honig will not serve on any committee of the Board at this time.

There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Honig or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	April 8, 2022	ADT Inc.

		By:	/s/ Richard S. Mattessich
Richard S. Mattessich
Vice President, Deputy General Counsel, Corporate & Securities